Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

SECOND QUARTER 2012 FINANCIAL RESULTS

Woodland Hills, CA, August 09, 2012 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and six months ended June 30, 2012. For the three months ended June 30, 2012, revenues were $8.3 million and net income was $0.2 million ($0.03 diluted income per share) compared with revenues of $8.6 million and net income of $0.7 million ($0.13 diluted income per share) for the three months ended June 30, 2011. For the six months ended June 30, 2012, revenues were $16.6 million and net income of $0.7 million ($0.12 diluted income per share) compared with revenues of $17.2 million and net income of $1.8 million ($0.34 diluted income per share) for the six months ended June 30, 2011.

As of June 30, 2012, the Company had cash and investments (at amortized cost) of $124.4 million.  $67.9 million, or 55% of these investments were fixed maturity investments, and 80% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $74.8 million as of June 30, 2012, or $14.00 per common share including unrealized gains, net of tax, of $0.3 million, compared to stockholders’ equity of $75.8 million as of December 31, 2011, or $14.20 per common share including unrealized gains, net of tax, of $1 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30	December 31
	2012	2011
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: June 30, 2012 $67,859; December 31, 2011 $89,903)	$68,377	$91,357
Short-term investments, at fair value	56,244	38,139
Total Investments	124,621	129,496
Cash	297	467
Accrued investment income	563	681
Premiums and notes receivable, net	6,072	5,304
Reinsurance recoverable:
Paid losses and loss adjustment expenses	317	60
Unpaid losses and loss adjustment expenses	8,370	7,975
Deferred policy acquisition costs	4,026	4,158
Property and equipment (net of accumulated depreciation)	561	231
Deferred income taxes	1,815	1,394
Other assets	1,477	609
Total Assets	$148,119	$150,375

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$52,591	$54,487
Unearned premiums	16,647	15,912
Advance premium and premium deposits	1,025	818
Accrued expenses and other liabilities	3,078	3,310
Total Liabilities	$73,341	$74,527

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,340,784 at June 30, 2012, and 5,341,992 at December 31, 2011	$3,622	$3,611
Accumulated other comprehensive income	342	960
Retained earnings	70,814	71,277
Total Stockholders’ Equity	$74,778	$75,848

Total Liabilities and Stockholders' Equity	$148,119	$150,375

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
REVENUES
Insurance Company Revenues
Premium earned	$8,041	$8,040	$16,003	$16,000
Premium ceded	1,260	1,330	2,507	2,653
Net premium earned	6,781	6,710	13,496	13,347
Investment income	474	767	1,056	1,539
Other income	184	169	296	339
Total Insurance Company Revenues	7,439	7,646	14,848	15,225

Other Revenues from Insurance Operations
Gross commissions and fees	809	911	1,715	1,915
Investment income	1	1	1	1
Finance charges and fees earned	16	18	32	39
Other income	2	3	6	7
Total Revenues	8,267	8,579	16,602	17,187

EXPENSES
Losses and loss adjustment expenses	4,326	3,871	8,048	7,259
Policy acquisition costs	1,707	1,772	3,468	3,545
Salaries and employee benefits	1,305	1,110	2,665	2,122
Commissions to agents/brokers	57	57	117	111
Other operating expenses	673	681	1,332	1,336
Total Expenses	8,068	7,491	15,630	14,373

Income Before Taxes	199	1,088	972	2,814
Income tax expense	42	381	315	993
Net Income	$157	$707	$657	$1,821

PER SHARE DATA:
Basic
Earnings Per Share	$0.03	$0.13	$0.12	$0.34
Weighted Average Shares	5,344	5,334	5,343	5,334
Diluted
Earnings Per Share	$0.03	$0.13	$0.12	$0.34
Weighted Average Shares	5,360	5,358	5,361	5,358

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Six Months Ended
	June 30
	2012	2011
Cash flows from operating activities:
Net Income	$657	$1,821
Adjustments to reconcile net income to net cash from operations
Depreciation	40	29
Bond amortization, net	54	80
Non cash stock based compensation	12	—
Changes in assets and liabilities
Premium, notes and investment income receivable	(651)	(1,264)
Reinsurance recoverable	(652)	2,159
Deferred policy acquisitions costs	132	(77)
Other assets	(779)	17
Unpaid losses and loss adjustment expenses	(1,896)	(4,494)
Unearned premiums	735	454
Advance premium and premium deposits	207	265
Accrued expenses and other liabilities	(232)	(492)
Income taxes current/deferred	(191)	237
Net Cash Used by Operating Activities	(2,564)	(1,265)

Cash flows from investing activities:
Purchase of fixed maturity investments	(350)	(3,849)
Proceeds from maturity of fixed maturity investments	22,340	10,810
Net increase in short-term investments	(18,104)	(5,561)
Additions to property and equipment	(371)	(99)
Net Cash Provided by Investing Activities	3,515	1,301

Cash flows from financing activities:
Proceeds from exercise of stock options	1	—
Repurchase of common stock	(54)	(11)
Dividends paid to stockholders	(1,068)	—
Net Cash Used by Financing Activities	(1,121)	(11)

Net (decrease) increase in cash	(170)	25
Cash at beginning of period	467	45
Cash at End of Period	$297	$70

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$509	$759